EXHIBIT 10.4


                         TAX INDEMNIFICATION AGREEMENT

         THIS TAX INDEMNIFICATION AGREEMENT (the "Agreement") is made and entered into as of this 19th day of October, 1995, by and between Optical Cable Corporation, a Virginia corporation (the "Company"), and Robert Kopstein, the current sole shareholder of the Company (the "Shareholder"), to be effective as of the date of the closing of the initial public offering of the Company's common stock (the "Closing Date") pursuant to the Registration Statement No. 33-96476 on Form S-1 filed with the Securities and Exchange Commission under the Securities Act of 1933, as amended.


                                  INTRODUCTION


         The Company elected to be taxed as an S Corporation pursuant to Section 1362 of the Internal Revenue Code of 1986, as amended (the "Code"), on November 1, 1987, and will be an S Corporation until the day before the date on which such status terminates pursuant to Code Section 1362(d) (the "Termination Date"). Accordingly, for the period from November 1, 1987, until the Termination Date (the "S Corporation Period"), the Company incurred no federal income tax liability and no state income tax liability in those states where the S election was in force. Rather, the Company's items of income, loss and deductions were passed through to the Shareholder. As a result of the public offering of the Company's stock on the Closing Date, the Company will no longer be eligible to be treated as an S Corporation for federal and state income tax purposes. Therefore, the Company will elect within one week prior to the Closing Date to terminate its status as an S Corporation

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pursuant  to  Code  Section  1362(d),  after  which  the  Company  will  be  a C
Corporation. Accordingly, the parties to this Agreement desire to set forth their agreement with respect to certain income taxes which may be imposed upon the Company after the Termination Date as a result of the conduct of the Company's business during the S Corporation Period.
The Company and the Shareholder agree to the following:

         1. Indemnification of Company.

         a. In the event that any governmental taxing authority, including, without limitation, the Internal Revenue Service and any state or local taxing authority (a "Taxing Authority") in any jurisdiction in which an S election was made or deemed to have been made by operation of law, adjusts, for any reason whatsoever, the Company's net income tax liability, tax credits or recapture of tax credits for the S Corporation Period (a "Company Adjustment"), the Shareholder shall pay on demand to the Company a contribution to its capital which equals (i) the additional federal, state and local income taxes payable by the Company in connection with, or as a result of, a Company Adjustment, plus
               (ii) the amount of any interest expense, penalties and additions to tax payable by the Company in connection with, or as a result of, a Company Adjustment, plus (iii) the amount of all expenses, attorneys' fees and accountants' fees incurred by the Company in connection with, or as a result of, a Company Adjustment, less
               (iv) the amount of any reductions in tax payable by the Company in connection with, or as a result of, the Company incurring any such additional federal, state and local income taxes, any such

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               interest expense, penalties and additions to tax  payable  by the
               Company, and any such expenses, attorneys' fees and accountants' fees incurred by the Company.

         b. To the extent that it is determined that a payment to the Company pursuant to Section 1(a) is taxable to the Company, the Shareholder shall pay on demand to the Company an amount which, after reduction for all additional federal, state and local income taxes payable by the Company as a result of the payment made under this Section 1(b), equals the sum of (i) the additional federal, state and local income taxes payable by the Company as a result of the payment pursuant to Section 1(a), plus
               (ii) the aggregate amount of any interest, penalties or additions to tax payable by the Company as a result of the taxation of the payment pursuant to Section 1(a).

         c. Notwithstanding any provision in this Agreement to the contrary, the total liability of the Shareholder under this Agreement shall not exceed an amount equal to the sum of all income tax refunds and reductions to income tax otherwise currently payable received by the Shareholder (collectively, "Shareholder Refunds") from all Taxing Authorities attributable to the events causing a Company Adjustment, decreased by any income tax liability incurred or to be incurred by the Shareholder attributable to the events causing a Company Adjustment. If the Shareholder does not receive a Shareholder Refund attributable to a Company Adjustment then the Shareholder shall have no liability under this Agreement.

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         d.    The Company  shall make a demand for  payment on the  Shareholder only upon the occurrence of both (1) the Company becoming Obligated to Pay (as defined in Section 3 the amounts described in Section 1(a)(i), (ii), (iii) or 1(b) and (2) upon the Shareholder's receipt of a Shareholder Refund. The Company's demand for payment shall not exceed the sum of Shareholder Refunds actually received by the Shareholder prior to the time demand for payment is made, less the sum of any prior demands for payment made by the Company.

         e. The Shareholder shall take such reasonable steps necessary to claim Shareholder Refunds from any Taxing Authority that are attributable to the events causing a Company Adjustment.

         2. Contests; No Settlement.

         a. The Shareholder shall be required to notify the Company in writing and the Company shall be required to notify the Shareholder in writing of all audits, examinations or other investigations by any Taxing Authority of the Shareholder's or the Company's income taxes for tax periods which include the S Corporation Period. Additionally, the Shareholder shall be required to notify the Company in writing and the Company shall be required to notify the Shareholder in writing of any adjustments proposed as a result of such audit, examination or other investigation to the extent any such proposed adjustment may constitute or affect any Company Adjustment within the contemplation of this Agreement. Any notification required by this Section 2(a) must be sent to

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               the  party to be notified within ten days  from the occurrence of the  event giving rise to the obligation to notify.

         b. The Shareholder may, upon written notice to the Company, demand that the Company contest any Company Adjustment proposed by a Taxing Authority (including pursuing all remaining administrative proceedings and judicial appeals). Subject to the provisions of
               Section 1(c), the Shareholder shall pay to the Company, on the Company's demand, a contribution to its capital which equals (i) the amount of any interest expense, penalties and additions to tax payable by the Company in connection with, or as a result of, contesting any proposed Company Adjustment, plus (ii) all costs, damages and expenses (including attorneys' and accountants' fees) in connection with, or as a result of, contesting any proposed Company Adjustment, less (iii) the amount of any reductions in tax payable by the Company in connection with, or as a result of, the Company incurring any such costs, damages and expenses, and any such interest expense, penalties and additions to tax payable by the Company.

         c. The Company shall not make, accept or enter into a settlement or other compromise with respect to any Company Adjustment, or forego or terminate any administrative proceeding or judicial appeal involving any Company Adjustment, without the consent of the Shareholder which shall not be unreasonably withheld.

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         d.    The Shareholder shall not make, accept or enter into a settlement or other compromise with respect to a Shareholder Refund from any Taxing Authority attributable to the events causing a Company Adjustment, or an income tax liability incurred or to be incurred by the Shareholder attributable to the events causing a Company Adjustment, or forego or terminate any administrative proceeding or judicial appeal involving any such Shareholder Refund or income tax liability, without the consent of the Company which shall not be unreasonably withheld.

         3.  Determination of Obligation to Pay.

         a.    The Shareholder  shall be deemed Obligated to Pay for purposes of
               Section 1 upon the earliest to occur of the following: (i) the date on which the parties agree to a Company Adjustment proposed by a Taxing Authority; (ii) the date on which the time to pursue an appeal of the proposed Company Adjustment expires without the Shareholder having requested a contest of the Company Adjustment pursuant to Section 2(b); or (iii) the date on which payment is required to be made in order to be able to litigate in the forum selected for the contest, or in order to avoid some other detrimental effect to the Company.

         4.  Cooperation.

         a. Each party shall provide the other with such cooperation as may reasonably be requested in connection with any contest, proceeding, audit or appeal relating to any matter concerning this Agreement, including, without limitation, making available all relevant books, records and all employees having knowledge of the matters concerned.

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         b.    The  Company  and the  Shareholder  shall  retain  all  books and records pertaining to any event which might relate to a Company Adjustment until the expiration of the statute of limitations applicable to a possible adjustment, audit or proceeding by any Taxing Authority relating to the S Corporation Period.

         5. Miscellaneous.

         a. NOTICES. All notices, requests, demands and other communications which are required or which may be given under this Agreement shall be in writing.

         b. ENTIRE AGREEMENT. This Agreement constitutes the entire agreement between the parties with respect to all liabilities between the Shareholder and the Company resulting from any income tax adjustments by a Taxing Authority for the S Corporation Period and supersedes all prior agreements and understandings, oral and written, between the Shareholder and the Company relating to the subject matter of this Agreement.

         c. BINDING EFFECT. This Agreement shall inure to the benefit of and be binding upon the Shareholder and the Company, and their respective successors and assigns.

         d. AMENDMENTS. No provision of this Agreement may be amended, waived or otherwise modified without the prior written consent of the Shareholder and the Company.

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         e.    GOVERNING LAW. This Agreement shall be governed by, and construed in accordance with, the laws of the Commonwealth of Virginia.

         f. COUNTERPARTS. This Agreement may be executed by any number of counterparts, each of which shall be deemed to be an original and all of which together shall be deemed to be one and the same instrument.

         g. CONSTRUCTION OF TERMS. Nothing expressed or implied in this Agreement is intended, or shall be construed, to confer upon or give any person, firm or corporation, other than the Shareholder, the Company and their respective assigns and successors, any rights or remedies under or by reason of this Agreement.

                                   OPTICAL CABLE CORPORATION



                                   BY:   /s/ Robert Kopstein
                                         ------------------------------------
                                            Robert Kopstein
                                            Chairman of the Board, President
                                            and Chief Executive Officer




                                        /s/ Robert Kopstein
                                        ____________________________________
                                            Robert Kopstein, Individual